UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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METAL MANAGEMENT, INC.

(Name of Registrant as Specified In Its Charter)

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INVITATION TO 2007 ANNUAL MEETING MEETING DATE: SEPTEMBER 18, 2007
PROXY STATEMENT
PROXY SOLICITATION AND VOTING INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS

METAL MANAGEMENT, INC.
325 North LaSalle Street, Suite 550
Chicago, Illinois 60610
(312) 645-0700

INVITATION TO 2007 ANNUAL MEETING
MEETING DATE: SEPTEMBER 18, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Metal Management, Inc. (the “Company”), which will be held at the offices of King & Spalding LLP, 1185 Avenue of the Americas, 34th Floor, New York, New York, at 10:00 a.m., local time, for the following purposes:

1. To elect five directors of the Company to serve until the 2008 Annual Meeting of Stockholders;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 23, 2007 are entitled to vote at the Annual Meeting or any adjournment of the meeting. A list of our stockholders will be maintained and open for examination by any stockholder, for any purpose germane to the Annual Meeting, during regular business hours at the above address of the Company for ten days prior to the meeting.

I am pleased that we are one of the first companies to take advantage of the new Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which we believe will allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

As owners of the Company, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. We have provided instructions on each of the alternative voting methods in the accompanying proxy statement. Please vote as soon as possible.

On behalf of your Board of Directors, thank you for your participation in this important annual process.

Sincerely,

Daniel W. Dienst
Chairman of the Board

Chicago, Illinois
July 30, 2007

METAL MANAGEMENT, INC.
325 North LaSalle Street, Suite 550
Chicago, Illinois 60610

PROXY STATEMENT

The Board of Directors of Metal Management, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on September 18, 2007, beginning at 10:00 a.m., local time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, 34th Floor, New York, New York, and any adjournments of the meeting. We intend to mail a Notice of Internet Availability of Proxy Materials (sometimes referred to as the “Notice”) and to make this proxy statement available to our stockholders of record entitled to vote at the annual meeting on or about August 6, 2007.

PROXY SOLICITATION AND VOTING INFORMATION

What is a Notice of Internet Availability of Proxy Materials?

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials, including this proxy statement, the proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended March 31, 2007 (“fiscal 2007”), to our stockholders by providing access to such documents on the Internet. You will not receive printed copies of the proxy materials unless you request them. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who is entitled to vote?

Stockholders of record at the close of business on July 23, 2007 (the “Record Date”), may vote at the annual meeting. Each share of the Company’s common stock, $.01 par value (“common stock”) is entitled to one vote on each voting matter.

What constitutes a quorum at the meeting?

A majority of the outstanding shares of the Company’s common stock, represented in person or by proxy, will constitute a quorum for transacting business. On the Record Date, outstanding shares of common stock were 25,850,344.

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the Internet, over the telephone or by mail. The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to http://lasalle.mobular.net/lasalle/mm to complete an electronic proxy card.

•	To vote by proxy over the telephone, dial the toll-free phone number listed on your proxy card under the heading “Telephone” using a touch-tone phone and follow the recorded instructions.

•	To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided.

If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on September 17, 2007 to be counted.

The Company is providing Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on July 23, 2007 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

If I hold shares in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you received a printed copy of these proxy materials by mail, you should have received a proxy card and voting instructions with these materials from the organization that is the record owner of your shares rather than from the Company. You may complete and mail that proxy card or you may vote by telephone or over the Internet as instructed by that organization in the proxy card.

If you are a beneficial owner of shares held in street name and you received a Notice by mail, you should follow the instructions included in the Notice to view the proxy materials and transmit your voting instructions. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

What are broker non-votes?

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and ratification of the appointment of the Company’s independent registered public accounting firm, but cannot vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to the Company, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below, under “What vote is required to approve each matter?” You are encouraged to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the annual meeting.

How can I revoke my proxy?

After you return a proxy, you may revoke it at any time before its use by following the instructions provided in the Notice, or by (1) delivering a written notice of revocation to the Company’s corporate secretary, (2) submitting a properly executed, subsequently-dated proxy or (3) voting in person at the annual meeting.

Who will count the vote?

A representative of LaSalle Bank National Association will count the vote and serve as Inspector of Election.

What vote is required to approve each matter?

The nominees receiving the highest number of votes will be elected directors. Ratification of the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2008 (“fiscal 2008”) will require a majority of the votes cast by stockholders on each proposal. Broker non-votes and abstentions are counted for purposes of determining a quorum. Abstentions, broker non-votes or failure to vote are disregarded in tabulating voting results. Stockholders may not cumulate their votes.

If a properly executed proxy is returned in a timely manner and no space is marked, it will be voted (1) for all nominees for director, and (2) for ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2008. The company is not aware of any other matters that will be considered at the annual meeting. If any other matters are properly brought before the annual meeting, the proxy holders will vote in accordance with their best judgment in the interest of the Company.

Who pays for the costs of soliciting proxies?

The Company will be responsible for all costs of soliciting proxies, including charges made by brokers and others holding common stock in their names or in the names of nominees, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, all without extra compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s amended and restated bylaws provide that the Board of Directors of the Company shall establish the number of directors who serve on our Board from time to time. The current number of directors has been established at five. The Board of Directors has resolved that the number of directors to be elected at the 2007 Annual Meeting is five. Each director of the Company holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors, unless the stockholder has directed otherwise.

The names of the nominees, their ages as of May 31, 2007, and certain other information about them are set forth below:

Name	Age	Position

Norman R. Bobins*(2)(3)	64	Director
Daniel W. Dienst	41	Chairman of the Board, Chief Executive Officer and President
John T. DiLacqua*(1)(2)(3)	55	Director
Robert Lewon*(1)(2)(3)	64	Director
Gerald E. Morris*(1)(2)(3)	74	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

*	Indicates an independent director as such term is defined in the listing standards of the New York Stock Exchange (“NYSE”). See “Election of Directors — Director Independence” below.

Norman R. Bobins joined the Company’s Board of Directors on April 1, 2006. Mr. Bobins is Chairman of the Board of LaSalle Bank Corporation (“LaSalle”). His corporate involvement includes the board of directors of Global Hyatt Corporation and Nicor, Inc., as well as a directorship at RREEF America REIT II, Inc. Mr. Bobins earned his B.S. from the University of Wisconsin in 1964 and his M.B.A. from the University of Chicago in 1967.

Daniel W. Dienst joined the Company’s Board of Directors on June 29, 2001. Mr. Dienst has served as the Company’s Chairman of the Board since April 2003, as the Company’s Chief Executive Officer since January 2004 and as the Company’s President since September 2004. From May 2000 to January 2004, Mr. Dienst served as Managing Director of the Corporate and Leveraged Finance Group of CIBC World Markets Corp. (“CIBC World Markets”), a diversified global financial services firm. From January 1999 through April 2000, Mr. Dienst held various positions within CIBC World Markets, including Executive Director of the High Yield/Financial Restructuring Group. From October 1995 to March 1998, Mr. Dienst served in various capacities with Jefferies & Company, Inc., most recently as its Vice President, Corporate Finance/Restructurings. Mr. Dienst is a graduate of Washington University and received a J.D. from Brooklyn Law School. Mr. Dienst serves as a Trustee of the Kips Bay Boys & Girls Club, Bronx, New York, and is Chairman of the Newark Police Foundation, Newark, New Jersey.

John T. DiLacqua joined the Company’s Board of Directors on June 29, 2001. Mr. DiLacqua was the Executive Chairman of Envirosource, Inc. (“Envirosource”) from May 2004 until his retirement in December 2004 and had served as President and Chief Executive Officer of Envirosource from January 1999 to May 2004. Envirosource is a supplier of metal recovery, material handling and other outsourced services to the steel industry. From October 1997 to December 1998, Mr. DiLacqua served as President of the U.S. Ferrous Operations of Philip Metals, Inc., which included, among other companies, the former Luria Brothers Division of Connell Limited Partnership (“Luria Brothers”). Prior to that, he served as the President of Luria Brothers from May 1994 to October 1997, and, from December 1990 to May 1994, he served as its Vice President of Finance and Administration.

Mr. DiLacqua is a graduate of Temple University and received an M.B.A. from Carnegie Mellon University. He is a certified public accountant.

Robert Lewon joined the Company’s Board of Directors on March 25, 2004. Mr. Lewon has over 40 years of experience in the scrap metal industry and has served as an executive of scrap companies, including President of Simsmetal USA Corp. (“Simsmetal”). Additionally, Mr. Lewon has served as a consultant to scrap metal companies since his retirement from Simsmetal in 1993.

Gerald E. Morris joined the Company’s Board of Directors on January 16, 2004, and was designated as the lead director commencing in October 2006. Mr. Morris currently serves as President and Chief Executive Officer of Intalite International N.V., a diversified holding company with investments primarily in the metals fabrication industry. Mr. Morris also serves as a director and as chairman of the audit committee of Beacon Trust Company. Mr. Morris is a certified public accountant. Mr. Morris previously served as chairman of the board of directors of Allmet Building Products. Mr. Morris earned his B.A. from the University of Connecticut.

Board Meetings and Committees

During fiscal 2007, the Board of Directors of the Company held a total of eleven meetings and acted by unanimous written consent on six other occasions. It is the policy of the Board of Directors that its members are encouraged to attend the annual meeting of stockholders. All directors except for Messrs. Bobins and Lewon attended the 2006 annual meeting. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of committees on which such director served during fiscal 2007. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.

Audit Committee.  The Audit Committee consists of three of the Company’s non-employee directors: Messrs. DiLacqua (Chair), Lewon and Morris, all of whom the Board of Directors has determined are independent. See “Election of Directors — Director Independence” below. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.mtlm.com. The Company’s Board of Directors has determined that Messrs. DiLacqua and Morris are audit committee financial experts in compliance with criteria established by the Securities and Exchange Commission (“SEC”). The Audit Committee met six times in fiscal 2007. The Audit Committee’s duties include, among other responsibilities:

•	appointing the Company’s independent registered public accounting firm;

•	meeting periodically with members of internal audit and the independent registered public accounting firm on matters such as the scope of audits and reports;

•	reviewing the quarterly and annual financial statements and public filings and press releases related thereto;

•	reviewing significant accounting policies and procedures; and

•	reviewing the effectiveness of accounting and financial controls of the Company.

Compensation Committee.  The Compensation Committee consists of the Company’s four non-employee directors: Messrs. Morris (Chair), Bobins, DiLacqua and Lewon, all of whom the Board of Directors has determined are independent. See “Election of Directors — Director Independence” below. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.mtlm.com. The Compensation Committee met five times during fiscal 2007. Its duties include:

•	recommending compensation and benefit programs for the Company to the Board of Directors;

•	setting executive compensation levels and reviewing the performance of the officers of the Company; and

•	administering the Company’s stock compensation plans.

Nominating/Corporate Governance Committee.  A Nominating/Corporate Governance Committee of the Board of Directors was created by the Board of Directors in October 2006. The Nominating/Corporate Governance Committee consists of the Company’s four non-employee directors: Messrs. Bobins (Chair), DiLacqua, Lewon and Morris, all of whom the Board of Directors has determined are independent. See “Election of Directors — Director

Independence” below. The Board of Directors has adopted a written charter for the Nominating/Corporate Governance Committee, which is available on the Company’s website at www.mtlm.com, which it reviews annually.

The purpose of the Nominating/Corporate Governance Committee is to serve as the primary resource for the Board of Directors in fulfilling its corporate governance responsibilities including:

•	identifying and recommending qualified candidates for the Board of Directors;

•	overseeing the evaluation of the effectiveness of the Board of Directors and management; and

•	taking a leadership role in shaping the Company’s corporate governance policies.

The Nominating/Corporate Governance Committee will also consider and evaluate candidates properly submitted for nomination by stockholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Stockholder Proposals.”

The Nominating/Corporate Governance Committee, which was formed in October 2006, held one meeting during fiscal 2007.

Director Independence

The Board of Directors annually conducts an assessment of the independence of each director in accordance with the applicable rules and regulations of the SEC and the corporate governance standards of the NYSE. The Board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the Board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the Board to consider certain relationships that existed during a three-year look-back period. The Board considers the issue not merely from the standpoint of a director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or management that impairs the director’s ability to make independent judgments.

The Board of Directors conducted an assessment of the independence of each director in May 2007. Based on this assessment, the Board affirmatively determined that the following directors were independent: Messrs. Norman R. Bobins, John T. DiLacqua, Robert Lewon and Gerald E. Morris. The Board of Directors determined that each of these directors had no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company). The Board determined that Mr. Daniel W. Dienst is not independent because he is an employee of the Company. The Board determined that each of Messrs. DiLacqua, Lewon and Morris is independent because he had no significant relationship with the Company (other than as a director and shareholder). The Board determined that no relationship that Mr. Bobins has with the Company was material for purposes of determining his independence. In making that determination, the Board considered that Mr. Bobins is Chairman of the Board of LaSalle. LaSalle Bank, a subsidiary of LaSalle, is the agent under the Company’s credit agreement, and the Company utilizes LaSalle Bank for cash management and transfer agent services. The Company made payments to LaSalle Bank for these and various other banking services during fiscal 2007. When the Board of Directors votes on any matters involving LaSalle, Mr. Bobins abstains from the voting. The Board determined that such payments and such relationship were not material for such purposes.

Director Nominations

As provided in its charter, the Nominating/Corporate Governance Committee is responsible for evaluating and recommending candidates for the Board of Directors, including incumbent directors whose terms are expiring and potential new directors. The Nominating/Corporate Governance Committee does not have a formalized process for identifying and evaluating nominees for director. Members of the Board of Directors stand for reelection on an annual basis. From time to time, one or more members of the Nominating/Corporate Governance Committee may identify an individual known to such director to possess some or all of the qualifications discussed below. Any director seeking to nominate such individual for appointment or election to the Board of Directors would then describe the background and qualifications of such individual to the Nominating/Corporate Governance Committee at a duly convened meeting thereof. The Nominating/Corporate Governance Committee would then vote to either recommend or not recommend to the entire Board of Directors the appointment of such person to the Board or the nomination of such individual for election as director by the stockholders.

Under its charter, the Nominating/Corporate Governance Committee will review any candidates recommended by stockholders of the Company. Candidates for director received from stockholders will be given the same consideration as those identified or recommended by other sources. The procedures for suggesting a potential nominee for director are described under the caption “Stockholder Proposals” in this proxy statement. There have been no material changes during fiscal 2007 to the procedures by which stockholders may recommend nominees to the Company’s Board of Directors. No candidates have been put forth by stockholders of the Company for fiscal 2008.

The Nominating/Corporate Governance Committee charter requires director nominees to have the highest personal and professional integrity, to have demonstrated exceptional ability and judgment and, together with other nominees, to effectively serve stockholders’ long-term interests and contribute to the Company’s overall corporate goals. The Nominating/Corporate Governance Committee also considers the candidate’s independence, as defined in the corporate governance standards of the NYSE, as described above under the heading “Election of Directors — Director Independence.” In addition, the Nominating/Corporate Governance Committee considers issues of character, judgment, diversity of views and perspective, expertise, corporate experience, business acumen, ability to serve and other relevant factors.

Under the Nominating/Corporate Governance Committee charter, the Nominating/Corporate Governance Committee has, among other things, the responsibility to select (with respect to satisfaction of applicable independence requirements) and recommend to the Board membership on various Board committees (including chair) and nominees to fill vacancies as they arise.

The Company does not pay an annual fee to any third party to identify or evaluate or assist the Company in identifying or evaluating potential nominees for director. However, the Nominating/Corporate Governance Committee has the resources and authority to retain such a third party if it so elects.

Each nominee for director is standing for reelection.

Director Compensation

	Fees Earned
	or Paid in	Option
Name	Cash ($)	Awards(1) ($)	Total ($)

Norman R. Bobins	$91,500	$267,558	$359,058
John T. DiLacqua	$112,500	$267,558	$380,058
Robert Lewon	$104,500	$267,558	$372,058
Gerald E. Morris	$111,500	$267,558	$379,058

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”) using the assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, assuming no forfeitures. As of March 31, 2007, non-employee directors held outstanding options for the following number of shares of Common Stock; Mr. Bobins, 30,000 shares; Mr. DiLacqua, 30,000 shares; Mr. Lewon, 60,000 shares; and Mr. Morris, 100,000 shares. See Summary Compensation Table for disclosure related to Daniel W. Dienst who is also an Executive Officer of the Company.

Annual Retainer Fees.  The annual retainer fee paid during fiscal 2007 for each non-employee director was $57,500 and will be $60,000 for fiscal 2008. The annual retainer fee for fiscal 2007 for each of the chairs of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee was $20,000. Each of the other members of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee was paid an annual retainer fee of $10,000. The annual retainer fees described above are payable on a quarterly basis in advance. Directors are reimbursed for their reasonable expenses in attending board meetings.

Meeting Fees.  In fiscal 2007, each non-employee director was paid a fee of $2,000 for each board meeting attended in person and $1,000 for each board meeting attended by teleconference. Each non-employee director was paid a fee of $1,000 for each Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee meeting attended (other than board or committee meetings held on the same day for which only the board meeting fee is paid).

Option or Stock Awards.  In fiscal 2007, each non-employee director received an annual stock option grant of 30,000 shares. For fiscal 2007, the Company’s 2002 Incentive Stock Plan provided that the annual stock option grants are automatically made on the date of the first board meeting each fiscal year and on the date a director joins the Board. Commencing in fiscal 2008, the annual grant will occur automatically on the first business day of the fiscal year. The exercise price is equal to the fair market value on the date of grant and the options vest on March 31 of the following year.

Stockholder Communications with Board of Directors

The Board of Directors maintains a process by which the Company’s stockholders can communicate with the directors in writing. Any stockholder who wants to communicate with the Board of Directors, or any one of the directors, may transmit correspondence by mail, facsimile or email, addressed as follows:

Board of Directors [or name of individual director]
c/o Corporate Secretary — Robert C. Larry
Metal Management, Inc.
325 North LaSalle St., Suite 550
Chicago, Illinois 60610
Fax: (312) 645-0570
Email: rlarry@mtlm.com

The correspondence should indicate that you are a stockholder of the Company. Depending on the subject matter of the letter, the Secretary or his designee will:

•	forward the communication to the Board of Directors or the director or directors to whom it is addressed;

•	attempt to have management address the inquiry directly; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors upon request.

Code of Ethics

The Company strives to conduct its business in accordance with the highest ethical standards and in compliance with all applicable governmental law, rules and regulations. Management adopted a Business Ethics Policy and Code of Conduct (the “Code of Conduct”) to help effectuate the Company’s goal that all officers, directors and employees act at all times in an honest and ethical manner in connection with their service to the Company. The Code of Conduct is intended to meet the requirement for a code of ethics under the Sarbanes-Oxley Act of 2002 and the listing standards of the NYSE. The Code of Conduct applies to all of the Company’s officers, directors and employees, including senior executive and financial officers. A copy of the Code of Conduct is available under the “Corporate Governance” section of the Company’s website at www.mtlm.com.

The Company also has adopted a Code of Ethics for Senior Executive and Financial Officers (the “Code of Ethics”). The senior executive officers of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, are held to an elevated role in complying with the Code of Conduct in their own activities; in ensuring compliance with the Code of Conduct by other employees; and in their commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company’s public communications, (iii) compliance with applicable governmental law, rules and regulations,

(iv) prompt internal reporting of violations of the Code of Ethics and (v) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available under the “Corporate Governance” section of the Company’s website at www.mtlm.com. The Company will disclose on its website at www.mtlm.com any amendment to, or waiver from, the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during fiscal 2007 were independent directors, and none of them were employees or former employees of the Company. During fiscal 2007, none of the Company’s named executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Company’s Compensation Committee.

Review, Approval or Ratification of Transactions with Related Persons

In accordance with the Audit Committee charter, the Company’s Audit Committee is responsible for reviewing and approving the terms and conditions of any related-party transactions between the Company and any of its subsidiaries and an officer or director of the Company. Although the Company has not entered into any financial transactions with any immediate family member of a director or executive officer of the Company, if it were to do so, any such material financial transaction would need to be approved by the Audit Committee prior to the Company entering into such transaction.

The Board of Directors recommends that the stockholders vote FOR the election of all nominees for director named above.

EXECUTIVE OFFICERS

Executive officers are elected by the Board of Directors and serve until they resign or are removed by the Board. The Company’s executive officers, other than Mr. Dienst who is identified in the section entitled “Election of Directors,” and their respective ages as of May 31, 2007 are set forth in the following table:

Name	Age	Positions

Christopher R. Dandrow	37	President, Metal Management Midwest, Inc.
Robert C. Larry	46	Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary
Kenneth P. Mueller	53	President, Metal Management Arizona, LLC
Alan D. Ratner	56	President, Metal Management Northeast, Inc.
Larry S. Snyder	52	Executive Vice President, Non-Ferrous
Thomas O. Whitman	54	President, Metal Management Mississippi, Inc.

Christopher R. Dandrow has served as the President of Metal Management Midwest, Inc. (“MTLM-Midwest”) since July 2007. Mr. Dandrow has operational responsibilities for the Company’s Illinois, Indiana, Michigan, and Defiance and Toledo, Ohio operations. Mr. Dandrow has been with the Company since August 2004, most recently as Executive Vice President of MTLM-Midwest. Prior to joining the Company, Mr. Dandrow spent four years in various capacities at Phillips Recycling, St. Cloud, MN, including as President, and he began his career as a ferrous trader with Luria Brothers, Chicago, IL. Mr. Dandrow is a graduate of Indiana University.

Robert C. Larry has served as the Company’s Executive Vice President, Finance, Chief Financial Officer and Secretary since April 1999. He has served as the Company’s Treasurer since April 1, 2004. From August 1996 through April 1999, he was the Company’s Vice President, Finance, Treasurer and Chief Financial Officer. Mr. Larry is a graduate of Purdue University and received an M.B.A. from the University of Chicago. Mr. Larry is a certified public accountant.

Kenneth P. Mueller has served as the President of Metal Management Arizona, LLC (“MTLM-Arizona”) since June 1999. Mr. Mueller has operational responsibilities for the Company’s Arizona, Colorado and Utah operations. From January 1997 to May 1999, Mr. Mueller served as General Manager of MTLM-Arizona. Prior to joining the

Company, Mr. Mueller held various operational roles for other scrap metal companies. Mr. Mueller is the Treasurer of the Arizona Association of Industries, a state affiliate of the National Association of Manufacturers. Mr. Mueller is a graduate of Rockhurst University.

Alan D. Ratner has served as the President of Metal Management Northeast, Inc. (“MTLM-Northeast”) since April 2001. Mr. Ratner has operational responsibilities for the Company’s Newark, New Jersey, North Haven, Connecticut, Pittsburgh, Pennsylvania and New York City operations. From June 1999 to April 2001, Mr. Ratner served as MTLM-Northeast’s Senior Vice President of Operations. Prior to joining the Company, he spent over 25 years in various executive capacities with SimsMetal, including General Manager, SimsMetal Western Australia, General Manager, SimsMetal Aluminum and Copper Smelters, Vice President Operations, SimsMetal North America, and Executive Vice President, SimsMetal North America. Mr. Ratner has been actively involved in various industry initiatives, including the development of the ISRI Industry Environmental Operating Guidelines, and has served as the Chairman of its National Environmental and Legislative Committee.

Larry S. Snyder has served as the Company’s Executive Vice President, Non-Ferrous since December 1997, and is responsible for the marketing of the Company’s non-ferrous metals. From November 1983 through December 1997, Mr. Snyder served as Vice President, Non-Ferrous for Cozzi Iron & Metal. Mr. Snyder is a graduate of the University of Illinois.

Thomas O. Whitman has served as President of Metal Management Mississippi, Inc. since March 2006. Mr. Whitman has operational responsibilities for the Company’s Texas, Mississippi, Alabama, Tennessee and Arkansas operations. From October 1993 to March 2006, Mr. Whitman was a Vice President of Proler Southwest, Inc. (“PSW”), a subsidiary of the Company. Mr. Whitman was also employed by Commercial Metals, Inc. and Proler International with responsibilities ranging from operations, marketing and customer service before joining PSW.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee (the “Committee”) of the Board of Directors has the responsibility for:

•	reviewing and determining the compensation levels and establishing the criteria for bonuses of executive officers of the Company, including the named executive officers;

•	establishing the general compensation policies for executive officers;

•	recommending general compensation practices to be applied to other employees of the Company; and

•	making discretionary option, stock (including restricted stock) and stock appreciation right awards to the Company’s executive officers under the Company’s 2002 Incentive Stock Plan.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 19, are referred to as the “named executive officers.”

Compensation Philosophy

Consistent with its charter, the goal of the Committee is to develop and implement compensation policies that reflect the circumstances of the Company and its business objectives. The Company’s executive compensation policy has been designed to enable the Company to attract, retain and motivate the high caliber executives who will contribute to the Company’s long-term performance and long-term growth. There are some general principles that the Committee seeks to apply: the Company’s compensation structure should emphasize pay-for-performance and pursuit of maximizing shareholder value with the goal of linking compensation to shareholder return and financial performance of the Company by placing a significant portion of an executive’s compensation at risk.

Overall, executive compensation levels are established based on the Committee’s evaluation of market terms and conditions coupled with the Committee’s view of what is necessary to attract and retain key executive officers. The Committee also recognizes the need to apply these principles in a flexible manner and, in appropriate circumstances, to make adjustments to each executive officer’s total compensation package based on changes in market factors as well as each individual’s contribution to Company performance. The Company reviews its compensation philosophy annually following the completion of each fiscal year.

The Compensation Committee Process

Management’s Role in the Compensation-Setting Process.  Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance (other than for the Chief Executive Officer or the Chief Financial Officer);

•	recommending business performance targets and objectives; and

•	recommending salary levels and equity awards (other than for the Chief Executive Officer or the Chief Financial Officer).

Management prepares meeting information for each Committee meeting. The Chief Executive Officer and Chief Financial Officer participate in Committee meetings at the Committee’s request to provide background information regarding the Company’s strategic objectives, their evaluation of the performance of the other senior executive officers, and compensation recommendations as to senior executive officers (other than themselves).

Annual Evaluation.  The Committee meets each year to evaluate the performance of the named executive officers, and in executive session with respect to the Chief Executive Officer and Chief Financial Officer, to determine their bonuses for the prior fiscal year, to establish their performance objectives for the current fiscal year, to set their base salaries for the next fiscal year, and to consider and approve any grants to them of equity incentive compensation.

Performance Objectives.  The Committee’s process begins with establishing performance objectives for senior executive officers in the first quarter of each fiscal year. The Committee engages in an active dialogue with the Chief Executive Officer and Chief Financial Officer concerning strategic objectives and performance targets. The Committee reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Performance objectives typically are established on the basis of a targeted return on assets employed for the Company or a particular business unit.

Benchmarking.  The Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. The Committee believes that information regarding pay practices at peer companies is useful in two respects, however. First, the Committee recognizes that the Company’s compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. In that light, the Committee considers compensation levels for executive officers of publicly traded scrap metal recycling competitors, among which are Sims Group Ltd. and Schnitzer Steel Industries, Inc., and other publicly traded steel manufacturing companies, but the Committee does not apply any specific benchmarks in making its compensation determinations.

Targeted Compensation Levels.  Together with the performance objectives, the Committee establishes targeted total compensation levels for each of the senior executive officers. In making this determination, the Committee is guided by the compensation philosophy described above. The Committee also considers historical compensation levels, competitive pay practices at peer companies, and the relative compensation levels among the Company’s senior executive officers. The Committee may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.

Performance Pay.  As targeted total compensation levels are determined, the Committee also determines the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes non-equity incentive plan compensation for achievement of specified performance objectives that are established at the beginning of the fiscal year, and stock-based compensation in the form of restricted stock which the Committee considers granting after the end of the prior fiscal year depending on performance for that year and which is primarily designed to encourage retention. The Company believes that these forms of performance pay provide significant compensation that varies depending on the changes in industry conditions and performance.

Use of Consultant to Set CEO Compensation.  Because of discussions concerning a new employment agreement with the Chief Executive Officer, in March 2007, the Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), an outside human resources consulting firm, to conduct an assessment of the competitiveness of the total compensation package for the Chief Executive Officer. Cook provided the Committee with relevant market data and alternatives to consider when making compensation decisions with respect to the Chief Executive Officer and negotiating the Chief Executive Officer’s new employment agreement. In making such compensation decisions, the Committee compared each element of total compensation against a peer group of publicly traded metals companies (the “Compensation Peer Group”), against which the Committee believes the Company competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

•	AK Steel Holding Corporation

•	Chaparral Steel Company

•	Commercial Metals Company

•	Ryerson Inc.

•	Schnitzer Steel Industries, Inc.

•	Sims Group, Ltd.

•	Steel Dynamics, Inc.

The Committee reviewed information provided by Cook, and took its recommendations into consideration to determine the appropriate level and mix of incentive compensation for the Chief Executive Officer. Based upon the Company’s performance against these peer companies over the last year and taking into account the Company’s performance during Mr. Dienst’s tenure as Chief Executive Officer and his past compensation levels, the Committee determined that it would be appropriate for Mr. Dienst’s new employment agreement to provide him with the opportunity (assuming continued strong Company performance) to receive compensation in the upper quartile of compensation paid to the peer group CEOs in 2006. Mr. Dienst’s salary of $950,000 under the new employment agreement represents the first increase in salary for Mr. Dienst since his initial contract in January 2004. The bonus structure, which is based solely on Company performance, remains the same and is discussed in more detail under the heading “Elements of Compensation — Annual Bonus” in this proxy statement. The one-time restricted stock grant of 196,532 shares, of which 117,920 shares vest on July 26, 2010, and 39,306 shares vest on each of July 26, 2011 and July 26, 2012, is intended to reward Mr. Dienst for past performance, to create an incentive for increases in shareholder value over a longer term, and to serve as an additional retention aid.

Elements of Compensation

Each executive officer’s compensation package is comprised of three elements: (i) base salary, (ii) annual bonuses payable in cash and tied to the achievement of annual performance goals, and (iii) long-term incentive awards with vesting requirements designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders and to encourage long-term employment relationships with the Company.

Base Salary.  Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, the Committee consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at peer companies, internal pay equity and the tax deductibility of base salary.

Annual Bonus.  Each of the named executive officers participates in the Company’s RONA Incentive Compensation Plan (the “RONA Plan”). The RONA Plan is designed to provide officers and other managers an opportunity to earn an annual cash bonus based on achievement of annual corporate and business unit operating performance-based goals. The RONA Plan requires the achievement of specific returns on net assets. The Company calculates the returns based on earnings before interest, taxes, depreciation and amortization (“EBITDA”). At the beginning of the fiscal year, the Committee determines, taking into consideration the recommendations from the CEO and CFO, the required return levels, net assets and bonus amounts (expressed as a percentage of base salary). Net assets are based on an enterprise value determined by the Committee plus or minus changes in net assets during the fiscal year. Generally, the aggregate enterprise values equate to approximately the net book value of the Company. The Committee may adjust RONA performance and the Company’s enterprise value for the year as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.

The threshold, target and maximum returns on net asset levels were initially established when the RONA Plan was first implemented to reflect Company performance that would result in any year of acceptable, strong and superior returns, respectively. For the fiscal 2007 RONA Plan, the Committee established threshold, target and maximum return levels at 16%, 20%, and 24% respectively. As a general rule, the Company seeks to establish performance criteria such that the likelihood of missing the target goal is at least as high as the likelihood of achieving the target goal based on reasonable assumptions and projections at the beginning of the fiscal year. Based on the enterprise value established at the beginning of the fiscal year, the EBITDA required to achieve maximum bonus for the Company was approximately $100 million. The Committee, with the input of senior management, has established the bonus target percentages for each job category, which it determined would result in appropriate incentives for management only in connection with significant increases in EBITDA. Bonus targets for fiscal 2007, expressed as a percentage of base salary at threshold, target and maximum RONA levels, for the Company’s senior management were as follows:

	Bonuses as% of Base
	Salary Paid in Fiscal Year
Job Category	Threshold	Target	Maximum

Chief Executive Officer	50%	100%	200%
All named executive officers except for the Chief Executive Officer	25%	50%	100%
Other Senior Corporate Executives	25%	50%	75%

For named executive officers who have responsibility over business units, their performance goals are weighted equally between corporate performance and their individual business unit performance. Bonus targets are calculated on a linear method from the threshold level to 100% of the maximum level based on performance. Performance above the maximum level may generate awards over the maximum targets at the discretion of the Committee. Awards under the RONA Plan are made, at the discretion of the Committee, in the form of a cash bonus, stock options and restricted stock, or any combination thereof. The Committee, in its discretion, may also reduce the bonus award payable to any participant upon his or her achievement of threshold, target or maximum level, but not, except under certain circumstances, below the threshold level.

Based on fiscal 2007 operating performance, RONA returns for the Company exceeded the maximum return of 24%, which resulted in bonus amounts payable at the maximum level of performance for Messrs. Dienst, Larry and Snyder. In addition, the subsidiaries and regions for which Mr. Ratner has and Mr. Rouster, until his death on July 18, 2007, had responsibility also attained RONA returns greater than 24% which resulted in both of these individuals earning bonuses payable at the maximum level of performance. The bonus amounts earned are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 19. Although the RONA returns greatly exceeded 24% in fiscal 2007, the Committee did not award any discretionary cash bonuses to the named executive officers.

Long-term Incentive Awards.  As noted above, the Company has relied on long-term equity-based compensation as an important means of compensating and motivating its named executive officers. In recent years, the Committee has used restricted stock awards instead of stock options as the means to provide equity compensation to employees of the Company, including the named executive officers. The Committee believes that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel with gains realized by the shareholders. The Committee continues to use restricted stock as a long-term incentive vehicle because:

•	Restricted stock aligns the interests of executives with those of the shareholders, supports a pay-for-performance culture, fosters employee stock ownership, and focuses the management team on increasing value for the shareholders.

•	Restricted stock helps to provide a balance to the overall compensation program: the bonus program focuses on the achievement of annual performance targets; the three year vesting for restricted stock creates incentive for increases in shareholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of shareholder value.

In considering the number of shares of restricted stock to grant to executive officers, the Committee considers various factors including, but not limited to, prior equity grants, the responsibility of the named executive officer and his past and expected future contributions and total compensation (i.e., the value of the restricted stock proposed to be granted in relation to salary, bonus and any other elements of compensation).

Deferred Compensation Plan.  The named executive officers, in addition to certain other eligible executives and highly compensated employees, are entitled to participate in the Metal Management, Inc. Deferred Compensation Plan, effective as of January 1, 2007; however, they can no longer contribute to the Company’s 401(k) Plan. Pursuant to the Deferred Compensation Plan, eligible employees can elect to defer an amount of their base pay up to the current maximum amount for deferrals permitted in a 401(k) plan, equal to $15,500 in calendar year 2007, plus the amount of additional elective “catch-up” deferrals for participants age 50 or over. The Company will provide matching contributions to certain eligible executives and may, in its discretion, provide additional discretionary contributions. For calendar 2007, the maximum matching contribution will be approximately $11,750 per person. The Deferred Compensation Plan is discussed in further detail under the heading “Executive Compensation — Nonqualified Deferred Compensation” in this proxy statement.

Other Benefits.  Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. In addition, certain executive officers receive certain other additional perquisites that are described in this proxy statement under the heading “Executive Compensation.”

Compensation Decisions

This section describes the compensation decisions that the Committee made with respect to named executive officers for fiscal 2007 and the first quarter of fiscal 2008.

Summary.

The Committee believes that these decisions are consistent with its core compensation principles:

•	A pay-for-performance culture;

•	Compensation decisions should promote the interests of long-term shareholders; and

•	Compensation should be reasonable and responsible.

In making its compensation determinations, the Committee also considered the following factors:

•	Management has consistently led the Company to record levels of performance in recent years;

•	Management’s ability to stabilize the Company in its early post-bankruptcy period;

•	The shareholder return performance of the Company over the past six years has significantly outpaced the performance of the Russell 2000 Index; and

•	Variable, performance-based pay represented, on average, 69% of the total compensation that the named executive officers earned for fiscal 2007.

Base Salary and Perquisites.  The Committee annually reviews the base salary for all named executive officers, including the Chief Executive Officer. The Committee generally sets compensation levels based on a review of competitive compensation information gathered from published surveys of company compensation levels and from proxy statements of particular companies that are considered generally comparable to the Company, with appropriate consideration being given to previously negotiated contractual arrangements. Recommendations by Company management are examined in light of this information, with the intention of establishing and maintaining competitive compensation levels. With respect to the Chief Executive Officer’s new compensation arrangements, the Committee engaged a compensation consultant (see the discussion under the heading “The Compensation Committee Process — Use of Consultant to Set CEO Compensation” in this proxy statement).

Mr. Dienst’s employment agreement in effect during fiscal 2007 provided for a base salary of not less than $750,000 a year. The terms of his employment agreement with the Company, dated January 16, 2004, were approved by the Committee and the full Board of Directors at that time, other than Mr. Dienst. The base salary, bonus and other terms of this agreement reflect consideration of Mr. Dienst’s cash and equity-based compensation as a managing director of his former employer, his extensive experience and reputation in the scrap metals and steel manufacturing industries, compensation information provided to the Company by a compensation consultant, publicly available data for similarly situated companies and the views of the Committee as to an appropriate mix and level of cash and equity-based compensation.

On July 26, 2007, the Company entered into a new employment agreement with Mr. Dienst, effective August 1, 2007 and extending through March 31, 2012, with provision for automatic annual extensions unless either the Company or Mr. Dienst elects prior to the anniversary not to extend the term. This new agreement provides for a base salary of $950,000 per year, subject to annual review by the Committee for cost of living and merit factors. The base salary, bonus and other terms of this agreement reflect competition with many larger companies for top executive-level talent, the performance of Mr. Dienst in his capacity as Chief Executive Officer since January 2004, and the performance of the Company during that time.

Mr. Larry’s employment agreement provides for a base salary of $260,000, which amount may be increased in the discretion of the Committee. Mr. Rouster’s employment agreement provided for a base salary of not less than $350,000 per year, subject to adjustment in the discretion of the Committee. Mr. Snyder’s employment agreement provides for an annual salary of $325,000, which amount may be increased annually in the discretion of the Company. Mr. Ratner’s annual salary for fiscal 2007 was $350,000.

The Committee did not increase any named executive officer’s base salary in fiscal 2007 from fiscal 2006. The Committee did not increase the base salaries for the named executive officers based on its assessment of the market for such positions. In the first quarter of fiscal 2008, the Committee increased Mr. Ratner’s base salary from $350,000 to $380,000 and Mr. Snyder’s base salary from $325,000 to $350,000 based on consideration of their accomplishments and responsibilities. As described above, effective August 1, 2007, the Committee increased Mr. Dienst’s base salary from $750,000 to $950,000.

Annual Bonus.  Mr. Dienst’s original employment agreement provided for minimum annual bonuses through fiscal 2007. The minimum annual bonus for fiscal 2007 was $187,500. Based on the achievement of RONA targets established at the beginning of the fiscal year, Mr. Dienst also received a RONA bonus of $1,312,500 for fiscal 2007. Mr. Dienst’s new employment agreement continues to provide for target and maximum annual cash bonuses of 100% and 200%, respectively, of base salary payable in accordance with the terms of the RONA Plan.

As a result of the Company’s achievement of the fiscal 2007 RONA targets, the Committee recommended the payment of bonuses as follows: to Messrs. Larry, Ratner and Rouster in the amount of $350,000 each and to Mr. Snyder in the amount of $325,000. These bonuses were paid in May 2007.

Long-term Incentive Awards.  In May 2006, the Committee granted 60,000 shares of restricted stock to Mr. Dienst, 25,000 shares of restricted stock to Mr. Larry, 7,500 shares of restricted stock to each of Messrs. Ratner and Rouster, and 4,500 shares of restricted stock to Mr. Snyder. These grants were made in recognition of accomplishments of the Company in fiscal 2006 and a desire to provide a form of long-term compensation with a vesting requirement. The restricted stock vests in three equal annual installments beginning on June 1, 2007.

In May 2007, the Committee granted 54,000 shares of restricted stock to Mr. Dienst, 17,000 shares of restricted stock to Mr. Larry, 7,000 shares of restricted stock to Mr. Ratner, 6,500 shares of restricted stock to Mr. Snyder and 5,000 shares of restricted stock to Mr. Rouster. These grants were made in recognition of accomplishments of the Company in fiscal 2007 and a desire to provide a form of long-term compensation with a vesting requirement. The restricted stock vests in three equal annual installments beginning on June 1, 2008.

On July 26, 2007, pursuant to his new employment agreement, the Committee granted Mr. Dienst 196,532 shares of restricted stock, of which 117,920 shares vest on July 26, 2010, and 39,306 shares vest on each of July 26, 2011 and July 26, 2012.

Post-Service Compensation.

Severance Arrangements.  Mr. Dienst’s new employment agreement contains provisions entitling Mr. Dienst to a severance package in the event of Mr. Dienst’s resignation for “good reason” or in the event that Mr. Dienst is terminated without “cause” (each as defined in Mr. Dienst’s employment agreement and described under the heading “Executive Compensation — Post-Employment Compensation — Employment Agreements — Daniel W. Dienst — Payments Made Upon a Triggering Event”). In either such event, Mr. Dienst will be entitled to continue to receive his base salary, the target annual cash bonus and accident, health and life insurance for a period of two years from the date of termination, and all of Mr. Dienst’s unvested stock options, stock grants or long term incentive plan compensation will immediately become vested. For the amounts that would have been payable if Mr. Dienst had either resigned for good reason or was terminated without cause at March 31, 2007 if Mr. Dienst’s new employment agreement had been effective on March 31, 2007, see “Executive Compensation — Post-Employment Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Mr. Larry’s employment agreement contains provisions entitling Mr. Larry to severance in the event he is terminated without “cause” (as defined in Mr. Larry’s employment agreement and described under the heading “Executive Compensation — Post-Employment Compensation — Employment Agreements — Robert C. Larry — Payments Made Upon Termination Without Cause”). In such case, Mr. Larry is entitled to receive a lump sum payment in an amount equal to his then-current salary and COBRA coverage for a period of twelve months. For the amounts that would have been payable if Mr. Larry was terminated without cause effective March 31, 2007, see “Executive Compensation — Post-Employment Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Mr. Rouster’s employment agreement contained provisions entitling Mr. Rouster to a severance package in the event of Mr. Rouster’s resignation for “good reason” or in the event that Mr. Rouster was terminated without “cause” (each as defined in Mr. Rouster’s employment agreement). In either such event, Mr. Rouster would have been entitled to receive a lump sum cash payment equal to the base salary to which he would have been entitled through March 31, 2008, and all of Mr. Rouster’s unvested stock options, stock grants and long term incentive plan compensation would immediately become vested. Mr. Rouster died on July 18, 2007.

Mr. Snyder’s employment agreement contains provisions entitling Mr. Snyder to severance in the event he is terminated without “cause” (as defined in Mr. Snyder’s employment agreement and described under the heading “Executive Compensation — Post-Employment Compensation — Employment Agreements — Larry S. Snyder”). In such case, Mr. Snyder is entitled to receive payment of his then-current base salary for a period of twelve months following the date of termination. For the amounts that would have been payable if Mr. Snyder was terminated without cause effective March 31, 2007, see “Executive Compensation — Post-Employment Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Change of Control Arrangements.  Mr. Dienst’s new employment agreement contains provisions entitling Mr. Dienst to severance in the event he is terminated other than for “cause” by the Company or by Mr. Dienst for “good reason” following a “change of control” (as defined in Mr. Dienst’s employment agreement). In such event, Mr. Dienst will be entitled to continue to receive base salary, the target annual cash bonus and accident, health and life insurance for a period of two years from the date of termination, and all of Mr. Dienst’s unvested stock options, stock grants or long term incentive plan compensation will immediately become vested. In addition, the restricted stock agreements held by Company employees (other than with respect to the restricted stock granted to Mr. Dienst on July 26, 2007) provide that, upon a change of control, all unvested restricted stock becomes fully vested. If any of these payments, alone or taken together, is deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payments will be reduced to an amount that would no longer constitute a “parachute payment” under the Code; however, if the reduced amount is less than 90% of the total amounts Mr. Dienst would otherwise have been entitled to receive, he will be entitled to receive a payment grossed up to an amount such that after payment of the excise tax imposed by Section 4999 of the Code, Mr. Dienst will receive the same amount, on an after tax basis, that he would have received if no excise tax was imposed. Further, Mr. Dienst will be subject to the non-competition and non-solicitation provisions contained in the employment agreement for a period of 18 months after the date on which his employment with the Company is terminated. For the amounts that would have been payable to Mr. Dienst in the event of a change of control of the Company at March 31, 2007 if Mr. Dienst’s new employment agreement had been effective on March 31, 2007, see “Executive Compensation — Post-Employment Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Mr. Larry’s employment agreement contains provisions entitling Mr. Larry to severance in the event he is terminated within one year following a “change in control” (as defined in Mr. Larry’s employment agreement). If Mr. Larry is terminated within one year following a “change in control,” (i) he is entitled to receive a lump sum payment in an amount equal to two times his then-current salary, (ii) he is entitled to receive COBRA coverage for eighteen months to the extent he is eligible, (iii) he has the option to reduce the amount of his severance payments such that they are not subject to an excise tax and (iv) all of his warrants and options shall immediately become vested. In addition, the restricted stock agreements held by Company employees (other than with respect to the restricted stock granted to Mr. Dienst on July 26, 2007) provide that, upon a change of control, all unvested restricted stock becomes fully vested. Under certain conditions, Mr. Larry will be subject to the non-competition and non-solicitation provisions contained in the employment agreement for a period of up to eighteen months after the date on which his employment with the Company is terminated. For the amounts that would have been payable to Mr. Larry in the event of a change of control of the Company effective March 31, 2007, see “Executive Compensation — Post-Employment Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Mr. Rouster’s employment agreement provided that, if he had elected to terminate his employment within 120 days after a “change of control” (as defined in Mr. Rouster’s employment agreement), Mr. Rouster would have been entitled to an amount equal to one year’s then-current annual base salary, all of his unvested stock options, stock grants and long term incentive plan compensation would immediately become vested and Mr. Rouster would not be subject to the non-competition agreement. Mr. Rouster died on July 18, 2007.

Tax Deductibility of Executive Compensation

In fiscal 2008, the Committee will continue to evaluate the compensation structure applicable to the named executive officers. The Committee’s goal will be to continue to align executive compensation with the interests of the Company’s shareholders. In that connection, the Committee is mindful of the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, under which a publicly held company such as Metal Management, Inc. will not be allowed a federal income tax deduction for compensation paid to named executive officers to the extent that compensation exceeds $1 million per named executive officer in any year. The limitation applies only to compensation which is not considered performance based.

The Committee generally seeks to maximize the deductibility for tax purposes of all elements of compensation. For example, the Company’s 2002 Stock Incentive Plan was structured so that any compensation deemed paid in connection with the exercise of option grants with an exercise price equal to the fair market value of the common stock on the grant date will qualify as performance based compensation which will not be subject to the $1 million limitation. However, none of the restricted stock awards issued to the named executive officers qualify as performance based compensation and thus are subject to the $1 million limitation. Although the Company’s bonus program requires the achievement of performance criteria, the Committee has discretion to adjust bonus payments notwithstanding the performance criteria. As a result, the Company’s bonus program does not qualify as a performance based plan and payouts made to named executive officers are subject to the $1 million limitation. The Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Committee may approve compensation that does not qualify for deductibility when it deems it to be in the best interests of the Company. In fiscal 2007, approximately $3.3 million of compensation paid to Mr. Dienst and approximately $0.1 million of compensation paid to Mr. Larry will not be deductible by the Company. It is not expected that the compensation to be paid to the Company’s named executive officers for fiscal 2008, other than to Mr. Dienst and Mr. Larry, will exceed the $1 million limit per officer.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis set forth above with the Company’s management. Based on our review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

By the Compensation Committee,

Gerald E. Morris, Chairman
Norman R. Bobins
John T. DiLacqua
Robert Lewon

The following tables summarizes the total compensation paid or earned for the fiscal year ended March 31, 2007 by those persons who: (i) served as our chief executive officer during fiscal 2007, (ii) served as our chief financial officer during fiscal 2007, and (iii) the three most highly compensated executive officers of the Company during fiscal 2007 (collectively referred to as “named executive officers”).

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Daniel W. Dienst Chairman, Chief Executive Officer and President	2007	$750,000	$187,500	$2,150,387	—	$1,312,500	$242,547	$4,642,934
Robert C. Larry Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	2007	$350,000	—	$415,472	—	$350,000	$38,370	$1,153,842
Harold J. Rouster(6) President, Metal Management Midwest, Inc.	2007	$350,000	—	$176,165	$240,234	$350,000	$32,141	$1,148,540
Alan D. Ratner President, Metal Management Northeast, Inc.	2007	$350,000	—	$206,333	—	$350,000	$38,476	$944,809
Larry S. Snyder Executive Vice President, Non-Ferrous Sales	2007	$325,000	—	$76,338	—	$325,000	$29,238	$755,576

(1)	Bonus amount for Mr. Dienst represents the minimum bonus payable to him in fiscal 2007.

(2)	The amounts shown reflect the compensation expense recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS 123(R). The expense relates to awards of restricted stock made during fiscal 2007 as well as awards granted prior to fiscal 2007 to the extent that they were not fully vested. Assumptions used in calculating expenses as required by SFAS 123(R) are set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, except that assumptions regarding forfeitures are ignored. All shares of restricted stock are eligible for dividends.

(3)	The amounts shown reflect the compensation expense recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS 123(R) with respect to grants of stock options. In fiscal 2007, the Company did not grant any options to named executive officers. The expense relates to grants made to Mr. Rouster in February 2004 in his capacity as a director to the extent they were not fully vested.

(4)	The amounts shown reflect the annual cash incentive awards paid in May 2007 under the RONA Plan for fiscal 2007 performance. The terms and conditions of the awards are discussed under the heading “Elements of Compensation” beginning on page 12.

(5)	The amounts shown in this column represent amounts attributable to personal benefits and other items of compensation listed in the table below, which reflect the cost to the Company of providing such items. In addition to the benefits listed below, the Company provides medical benefits and life insurance benefits to all salaried employees on a non-discriminatory basis:

	Daniel W.	Robert C.	Harold J.	Alan D.	Larry S.
	Dienst	Larry	Rouster	Ratner	Snyder

Auto allowance	$12,000	$12,000	$12,000	$—	$12,000
Auto lease payments	—	—	—	19,164	—
Gas reimbursements	—	—	4,313	4,082	—
401(k) match	—	5,216	5,216	5,216	5,216
Additional life insurance premiums	—	1,380	—	—	3,998
Personal security	122,547	—	—	—	—
Spousal travel	—	—	1,400	—	—
Company paid parking	—	2,780	—	—	2,780
Tax gross-ups	—	2,494	2,494	2,764	2,494
Dividends on unvested stock	108,000	14,500	6,718	7,250	2,750

Total	$242,547	$38,370	$32,141	$38,476	$29,238

(6)	Mr. Rouster died on July 18, 2007.

Grants of Plan-Based Awards

					All Other Stock	Grant Date
		Estimated Future Payments Under			Awards: Number	Fair Value of
		Non-Equity Incentive Plan Awards(1)			of Shares of	Stock and
		Threshold	Target	Maximum	Stock or Units	Awards(2)
Name	Grant Date	($)	($)	($)	(#)	($)

Daniel W. Dienst	N/A	$187,500	$562,500	$1,312,500
	5/30/06				60,000	$1,828,200
Robert C. Larry	N/A	$87,500	$175,000	$350,000
	5/30/06				25,000	$761,750
Harold J. Rouster(3)	N/A	$87,500	$175,000	$350,000
	5/22/06				7,500	$209,475
Alan D. Ratner	N/A	$87,500	$175,000	$350,000
	5/23/06				7,500	$215,025
Larry S. Snyder	N/A	$81,250	$162,500	$325,000
	5/22/06				4,500	$125,685

(1)	Represents possible payouts under the RONA Plan for the year ended March 31, 2007. The actual awards were paid in May 2007 and are reported in the Summary Compensation Table.

(2)	Valuation of stock awards based on the grant date fair value of those awards determined in accordance with SFAS 123(R) using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. The actual compensation cost recognized by the Company during fiscal 2007 for these awards in addition to the cost of equity awards granted in prior years are listed in the “Stock Awards” column of the Summary Compensation Table.

(3)	Mr. Rouster died on July 18, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
	Number of
	Securities			Number of	Market Value of
	Underlying	Option		Shares or Units	Shares or Units
	Unexercised	Exercise	Option	of Stock That Have	of Stock That
	Options (#)	Price	Expiration	not Vested(2)	Have not Vested(1)
Name	Exercisable	($)	Date	(#)	($)

Daniel W. Dienst	100,000	$26.25	1/16/14
	100,000	$35.00	1/16/14
				210,000	$9,702,000
Robert C. Larry				36,666	$1,693,969
Harold J. Rouster(3)	16,666	$19.67	2/23/14
	16,666	$26.25	2/23/14
	50,000	$35.00	2/23/14
				12,847	$593,531
Alan D. Ratner				15,833	$731,485
Larry S. Snyder				6,833	$315,685

(1)	Value based on a share price of $46.20, which was the closing price reported for a share of the Company’s common stock on the New York Stock Exchange on March 30, 2007.

(2)	The following table sets forth vesting information for all outstanding restricted stock awards. All shares vest 100% upon a change-in-control.

Vesting Date	Mr. Dienst	Mr. Larry	Mr. Ratner	Mr. Rouster	Mr. Snyder

04/01/07				2,014
06/01/07	20,000	8,333	2,500	2,500	1,500
03/31/08	150,000	11,666	8,333	3,333	2,333
06/01/08	20,000	8,333	2,500	2,500	1,500
06/01/09	20,000	8,334	2,500	2,500	1,500

(3)	Mr. Rouster died on July 18, 2007, at which time all of his shares vested.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)
Name	(#)	($)	(#)	($)

Daniel W. Dienst			150,000	$6,930,000
Robert C. Larry			11,667	$539,015
Harold J. Rouster(3)	66,668	$577,946	11,559	$504,722
Alan D. Ratner			8,333	$384,985
Larry S. Snyder			2,333	$107,785

(1)	Calculated as the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Calculated based on the closing price of the Company’s common stock on the vesting date.

(3)	Mr. Rouster died on July 18, 2007.

Nonqualified Deferred Compensation

	Executive
	Contributions in	Aggregate Earnings	Aggregate Balance
	Last FY	(Loss) in Last FY(1)	at Last FYE(2)
Name	($)	($)	($)

Daniel W. Dienst	$3,875	$24	$3,899
Robert C. Larry	$9,000	59	$9,059
Harold J. Rouster(3)	$5,125	33	$5,158
Alan D. Ratner	$5,125	(18)	$5,107
Larry S. Snyder	$5,125	(34)	$5,091

(1)	The amounts represent deemed investment earnings through March 31, 2007 on vested deferred compensation balances. None of these earnings are reflected in the Summary Compensation Table.

(2)	Amount represents the balance as of March 31, 2007. These amounts are fully vested for each named executive officer.

(3)	Mr. Rouster died on July 18, 2007.

Pursuant to the Company’s Deferred Compensation Plan, certain executives and highly compensated employees, including named executive officers, may defer a portion of their base pay up to the current maximum amount for deferrals permitted for voluntary contributions into a 401(k) plan, plus the amount of additional elective “catch-up” deferrals for participants age 50 or over. For calendar year 2007, the maximum allowable voluntary contribution is $15,500, and the maximum allowable catch-up contribution is $5,000. Executives may make deferral elections annually.

The Company will provide an annual matching contribution to each participant who is actively employed at the end of a plan year in an amount equal to (1) the amount of the Company matching contribution that is provided under the Company’s 401(k) plan, plus (2) an amount of up to $5,000 based on the ratio of the participant’s actual deferral to the maximum allowable deferral. In addition, the Company may, in its discretion, also provide additional contributions in any amount determined by the Company. Matching and discretionary contributions vest immediately.

Each executive’s deferrals, Company contributions and related earnings are credited to an account administered by the plan administrator. Account balances are valued based on the performance of investment options made available to participants by the plan administrator and allocated by the executive. Investment options may include stocks, bonds, mutual fund shares and phantom shares of Company common stock. Investment elections may be re-allocated by an executive at any time.

Benefits under the Deferred Compensation Plan are paid in the event of an executive’s:

•	retirement;
•	separation of service from the Company;
•	death;
•	disability; and
•	certain specified in-service distribution dates (e.g., college funding) that may be elected by the participant.

Benefits under the Deferred Compensation Plan are also paid in the event of a change of control (as defined in the plan).

An executive’s choices for payment in the event of retirement include a full or partial lump sum payment with the balance payable in equal annual installments for a period of between two and fifteen years. In-service distributions may be paid either in a lump sum or in equal annual installments over two to five years. For all other distribution events, benefits are generally paid in a single lump sum. Additionally, in the case of severe financial hardship, an executive may make an application for a distribution from the executive’s account balance in an amount necessary to meet the need.

The Company has established a rabbi trust to hold Deferred Compensation Plan assets separate from other Company assets for the purpose of paying future plan benefit obligations.

Post-Employment Compensation

Pension Benefits

The Company does not provide pension arrangements for any of its named executive officers. Until December 31, 2006, the Company’s named executive officers were eligible to participate in its 401(k) contributory defined contribution plan. Effective January 1, 2007, named executive officers are entitled to participate in the Company’s Deferred Compensation Plan, which is discussed in further detail under the heading “Executive Compensation — Nonqualified Deferred Compensation” above.

Employment Agreements

Daniel W. Dienst

On July 26, 2007, the Company entered into a new employment agreement with Mr. Dienst that replaced the employment agreement dated January 16, 2004. The new employment agreement begins on August 1, 2007 and extends through March 31, 2012. On March 31, 2012 and every anniversary thereof, Mr. Dienst’s employment agreement will be automatically extended for an additional year unless either the Company or Mr. Dienst elects 90 days prior to the anniversary not to extend the term. Mr. Dienst will be subject to the non-competition and non-solicitation provisions contained in his employment agreement for a period of 18 months after the date on which his employment with the Company is terminated.

Pursuant to the terms of Mr. Dienst’s employment agreement, Mr. Dienst is entitled to the following benefits under the specific circumstances as set forth below:

Payments Made Upon a Triggering Event

If Mr. Dienst resigns for “good reason,” or if the Company involuntarily terminates Mr. Dienst without “cause,” Mr. Dienst’s employment agreement provides that:

•	for a period of two years after the date of termination, he will be entitled to receive his annual base salary, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;

•	for a period of two years after the date of termination, he will be entitled to receive his target annual bonuses for such years, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;

•	if Mr. Dienst’s termination date occurs before March 31, he will be entitled to receive the pro rata portion of his annual bonus for such year, based on actual performance, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;

•	all of Mr. Dienst’s unvested stock options, stock grants or long term incentive plan compensation will immediately become vested; and

•	for a period of two years after the date of termination (other than death, disability or the expiration of the employment agreement), he will be furnished with accident, health and life insurance programs.

“Good reason” includes a reduction of Mr. Dienst’s compensation (unless in the same proportion as similar reductions for other Company executives), a material reduction of accident, health and life insurance benefits (unless in the same proportion as similar reductions for other Company executives), an uncured material breach by the Company, a material reduction of Mr. Dienst’s position (except president or chairman of the board), responsibilities or duties, and the failure by an acquiring company to assume the Company’s obligations under the employment agreement. “Cause” includes a conviction or nolo contendere plea with respect to a felony, a conviction or nolo contendere plea with respect to misappropriation of Company funds or the commission of fraud resulting in material harm to the Company, an uncured willful breach of the new employment agreement by Mr. Dienst, uncured material neglect of his material duties, and uncured conduct materially adverse to the Company.

Payments Made Upon Permanent Disability

In the event of the permanent disability of Mr. Dienst, Mr. Dienst’s employment agreement will terminate, and he will be entitled to receive amounts earned during his term of employment, including the pro rata portion, through the date of termination, of his annual base salary and bonus and all of Mr. Dienst’s unvested stock options, stock grants and long-term incentive plan compensation will immediately vest.

Payments Made Upon Death

In the event of Mr. Dienst’s death, Mr. Dienst’s employment agreement will terminate, and he will be entitled to amounts earned during his term of employment, including the pro rata portion, through the date of termination, of his annual base salary and bonus, and all of Mr. Dienst’s unvested stock options, stock grants and long-term incentive plan compensation will immediately vest. In addition, Mr. Dienst’s spouse and dependent children will be furnished with accident, health and life insurance for a period of one year after his death.

Payments Made Upon Other Termination

If Mr. Dienst voluntarily terminates his employment without “good reason,” or if the Company terminates Mr. Dienst for “cause,” Mr. Dienst is entitled to receive amounts earned during his term of employment, including the pro rata portion, through the date of termination, of his annual base salary and bonus.

If the Company notifies Mr. Dienst that the employment agreement term will not be extended under the automatic extension provision, all then unvested shares of restricted stock granted to Mr. Dienst would vest on the date of termination of Mr. Dienst’s employment.

Payments Made Upon a Change of Control

In the event of a change of control and the termination of Mr. Dienst by the Company other than for “cause” or by Mr. Dienst for “good reason”, Mr. Dienst will be entitled to all of the benefits listed under the heading “Payments Made Upon a Triggering Event” above. In addition, the restricted stock agreements held by Company employees (other than with respect to the restricted stock granted to Mr. Dienst on July 26, 2007) provide that, upon a change of control, all unvested restricted stock becomes fully vested. Mr. Dienst agreed to waive his right to have the restricted stock granted to him on July 26, 2007 vest upon a change of control. If any of these payments, alone or taken together, is deemed to be a “parachute payment” under Section 280G of the Code, such payments will be reduced to an amount that would no longer constitute a “parachute payment” under the Code; however, if the reduced amount is less than 90% of the total amounts Mr. Dienst would otherwise have been entitled to receive, he will be entitled to receive a payment grossed up to an amount such that after payment of the excise tax imposed by Section 4999 of the Code, Mr. Dienst will receive the same amount, on an after tax basis, that he would have receive if no excise tax was imposed.

Pursuant to Mr. Dienst’s employment agreement, a change of control is deemed to occur:

(i) if any person acquires 40% or more of the Company’s voting securities;

(ii) if a majority of the Directors within any two year period are replaced other than in specific circumstances;

(iii) upon the liquidation of the Company or sale of 50% or more of the Company’s assets or business; or

(iv) upon the consummation of a merger of the Company, other than a merger which would result in the beneficial owners of common stock of the Company outstanding immediately prior to the merger continuing to own more than 50% of the common stock of the successor company outstanding immediately after such merger in substantially the same proportion as was held in Company common stock immediately prior to such merger.

Robert C. Larry

On July 1, 2001, the Company entered into an employment agreement with Mr. Larry, for a term of three years, which term is automatically extended at the end of each year unless either the Company or Mr. Larry elects prior to the anniversary not to extend the term. Mr. Larry will be subject to the non-competition and non-solicitation provisions contained in his employment agreement for a period of twelve months after the date on which his employment with the Company is terminated, except in the event of termination within twelve months following a change of control, in which case he will be subject to the non-competition provisions for a period of eighteen months after the date of termination.

Pursuant to the terms of Mr. Larry’s employment agreement, Mr. Larry is entitled to the following benefits under the specific circumstances as set forth below:

Payments Made Upon Termination

Regardless of the manner in which Mr. Larry’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary for the period ending on date of termination and any bonus approved but not paid on date of termination;

•	unused vacation pay; and

•	payments or benefits pursuant to employee benefit plans and due from the Company.

Payments Made Upon Permanent Disability

In the event of the permanent disability of Mr. Larry, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, Mr. Larry will receive benefits under the Company’s long-term disability plan.

Payments Made Upon Termination Without Cause

If the Company terminates Mr. Larry without cause, in addition to the benefits listed under the heading “Payments Made Upon Termination”, Mr. Larry is entitled to receive a lump sum payment in an amount equal to his then-current annual base salary and COBRA coverage, for himself and his dependents, for a period of twelve months. “Cause” includes willful and continued failure to substantially perform his duties, willful conduct materially injurious to the Company, misconduct involving serious moral turpitude, conviction of a misdemeanor that materially impairs Mr. Larry’s ability to perform his duties or a felony, and an uncured material breach by Mr. Larry.

Payments Made Upon a Change of Control

If Mr. Larry is terminated within twelve months following a change in control:

•	he is entitled to receive a lump sum payment in an amount equal to two times his then-current annual base salary;

•	he is entitled to receive COBRA coverage for a period of eighteen months to the extent he is eligible;

•	he has the option to reduce the amount of his severance payments such that they are not subject to an excise tax; and

•	all of his warrants and options shall immediately become vested.

In addition, the restricted stock agreements held by Company employees (other than with respect to the restricted stock granted to Mr. Dienst on July 26, 2007) provide that, upon a change of control, all unvested restricted stock becomes fully vested. Pursuant to Mr. Larry’s employment agreement, a change of control is deemed to occur:

(i) if any person acquires 30% or more of the Company’s voting securities;

(ii) if a majority of the Directors within any two year period are replaced other than in specific circumstances;

(iii) upon the consummation of a merger of the Company or any subsidiary of the Company other than a merger which would result in the voting securities of the Company outstanding immediately prior to the merger continuing to represent at least 60% of the voting power of the securities of the Company outstanding immediately after such merger; or

(iv) upon the liquidation of the Company or sale of 60% or more of the Company’s consolidated assets.

Harold J. Rouster

Mr. Rouster’s employment agreement with the Company, dated as of January 16, 2004 and extending through March 31, 2008, provided for certain payments upon various triggering events, including Mr. Rouster’s death. Mr. Rouster died unexpectedly on July 18, 2007, and his employment agreement provides the following:

•	Mr. Rouster’s estate will be entitled to receive a lump sum cash payment equal to the total amount of his unpaid base salary payable through March 31, 2008, less applicable withholdings;

•	all of Mr. Rouster’s unvested stock options, stock grants and long term incentive plan compensation vest immediately; and

•	Mr. Rouster’s spouse will be entitled to participate in Company-provided health and medical insurance programs through July 18, 2008, or, in the event that such participation is prohibited by applicable law or would jeopardize the tax qualified status of the programs, reimbursement for the cost of obtaining comparable coverage.

For the amounts payable to Mr. Rouster’s estate and spouse, see “Executive Compensation — Post-Employment Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Under the terms of Mr. Rouster’s employment agreement, Mr. Rouster would have been entitled to certain payments if Mr. Rouster had resigned for “good reason,” if the Company involuntarily terminated Mr. Rouster without “cause,” in the event of Mr. Rouster’s permanent disability or if Mr. Rouster had elected to terminate his employment within 120 days after a change of control of the Company.

Larry S. Snyder

On May 20, 2005, the Company entered into an employment agreement with Mr. Snyder. Either the Company or Mr. Snyder may terminate the employment relationship at any time for any reason. Mr. Snyder will be subject to the non-competition and non-solicitation provisions contained in his employment agreement for a period of eighteen months after the date on which his employment with the Company is terminated.

Pursuant to the terms of Mr. Snyder’s employment agreement, if the Company terminates Mr. Snyder without cause, Mr. Snyder is entitled to receive payment of his then-current annual base salary payable for a period of twelve months following the date of termination in accordance with the Company’s existing payroll practices. In the event of Mr. Snyder’s death or permanent disability, if Mr. Snyder voluntarily terminates his employment or if Mr. Snyder is terminated by the Company for cause, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary for the period ending on date of termination;
•	non-forfeitable restricted stock; and
•	unreimbursed business expenses through the date of termination.

“Cause” includes Mr. Snyder’s knowing participation in fraud, embezzlement or theft, willful damage of Company property, action not in the Company’s best interest, conviction of a misdemeanor involving dishonesty or breach of trust or a felony, insubordination, failure to perform duties, negligent performance of duties, and material breach by Mr. Snyder.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive pursuant to applicable employment agreements is shown below. The amounts shown assume that such termination was effective as of March 31, 2007, and does not include amounts, such as base salary or bonus, earned through such time. The amounts shown are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Involuntary not
	for Cause	Change in	Death or
Executive Benefits and Payments Upon Termination	Termination(1)	Control	Disability

Daniel W. Dienst(2)
Base Salary	$1,900,000	$1,900,000	$0
Bonus	1,900,000	1,900,000	0
Acceleration of Restricted Stock(3)	20,352,578	20,352,578	20,352,578
Excise Tax Gross-Up	0	4,809,652	0
Welfare Benefits Continuation	12,720	12,720	6,360	(4)

Total	$24,165,298	$28,974,950	$20,358,938

Robert C. Larry
Base Salary	$350,000	$700,000	$0
Acceleration of Restricted Stock(3)	0	1,693,969	1,693,969
Welfare Benefits Continuation	11,080	16,620	0

Total	$361,080	$2,410,589	$1,693,969

Harold J. Rouster(5)
Base Salary			$237,372
Acceleration of Restricted Stock			627,318
Welfare Benefits Continuation			9,161

Total			$873,851

Alan Ratner
Acceleration of Restricted Stock(3)	$0	$731,485	$731,485

Total	$0	$731,485	$731,485

Larry S. Snyder
Base Salary	$325,000	$0	$0
Acceleration of Restricted Stock(3)	0	315,685	315,685

Total	$325,000	$315,685	$315,685

(1)	Mr. Dienst is also entitled to these payments in the event that he resigns for “good reason” (as defined in Mr. Dienst’s employment agreement).

(2)	All of the amounts set forth in this table for Mr. Dienst are calculated as if the new employment agreement between the Company and Mr. Dienst dated as of July 26, 2007 (and effective as of August 1, 2007) was entered into and effective as of March 31, 2007.

(3)	Value based on a share price of $46.20, which was the closing price reported for a share of the Company’s common stock on the NYSE on March 30, 2007. The restricted stock agreements held by all Company employees (other than with respect to the restricted stock granted to Mr. Dienst on July 26, 2007) provide that, upon a change in control, all unvested restricted stock becomes fully vested. The amounts set forth for Mr. Dienst include 54,000 shares of restricted stock granted to Mr. Dienst on May 22, 2007 (representing $2,494,800 of the amounts shown) and 196,532 shares of restricted stock granted to Mr. Dienst on July 26, 2007 (representing $9,079,778 of the amounts shown) pursuant to his new employment agreement, which provides that all unvested restricted stock will become fully vested upon termination of Mr. Dienst’s employment by the Company other than for “cause” or by Mr. Dienst for “good reason” (as defined in Mr. Dienst’s employment agreement) or by reason of Mr. Dienst’s death or permanent disability.

(4)	Payable on behalf of Mr. Dienst’s spouse and dependent children in the event of Mr. Dienst’s death. There would be no payment in the event of disability.

(5)	Mr. Rouster died on July 18, 2007. The amounts shown opposite “Base Salary” and “Acceleration of Restricted Stock” are actual amounts payable pursuant Mr. Rouster’s employment agreement. The value of the restricted stock is based on a share price of $47.05 per share, which was the closing price reported for a share of the Company’s common stock on the NYSE on July 18, 2007. The amount shown opposite “Welfare Benefits Continuation” is payable to Mr. Rouster’s spouse.

Ownership of the Capital Stock of the Company

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of June 1, 2007 (except as otherwise noted) by: (i) each person who is known by the Company to own more than 5% of the Company’s common stock; (ii) the directors, the chief executive officer and each of the executive officers of the Company named in the Summary Compensation Table except for Mr. Rouster; and (iii) all current officers and directors as a group. Share amounts and percentages shown for each person or entity are adjusted to give effect to shares of the Company’s common stock that are not outstanding but may be acquired by a person or entity upon exercise of all options and warrants exercisable by such entity or person within 60 days of June 1, 2007. However, those shares of common stock are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

			Percent of
	Number of		Total
Name of Beneficial Owner(1)	Shares		Shares

Royce & Associates, LLC	3,861,100	(2)	14.7%
1414 Avenue of the Americas New York, NY 10019
T. Rowe Price Associates, Inc.	1,401,300	(3)	5.3%
100 East Pratt Street Baltimore, MD 21202
CCM Master Qualified Fund, Ltd.	1,347,432	(4)	5.1%
c/o Coghill Capital Management, L.L.C. One North Wacker Drive, Ste 4725 Chicago, IL 60606
Daniel W. Dienst	920,532	(5)	3.5%
Gerald E. Morris	110,000	(6)	*
Robert C. Larry	77,000	(7)	*
Robert Lewon	60,000	(8)	*
Alan D. Ratner	31,195	(9)	*
John T. DiLacqua	30,000	(10)	*
Norman R. Bobins	30,000	(10)	*
Larry S. Snyder	16,522	(11)	*
All current officers and directors as a group (11 persons)	1,318,582	(12)	5.0%

*	Less than 1%

(1)	Unless disclosed in the notes below, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table (such as with respect to restricted stock held by executive officers over which they have voting but not investment power).

(2)	Information based upon Schedule 13G/A filed on January 23, 2007 with the SEC by Royce & Associates, LLC. The Schedule 13G/A indicates that on December 31, 2006, Royce & Associates, LLC was the beneficial owner of, and shared voting power and dispositive power as to, 3,861,100 shares of the Company’s common stock.

(3)	Information based upon Schedule 13G/A filed on February 13, 2007 with the SEC by T. Rowe Price Associates, Inc. The Schedule 13G/A indicates that on December 31, 2006, T. Rowe Price Associates, Inc. was the beneficial owner of and had dispositive power of 1,401,300 shares of the Company’s common stock; and had sole voting power as to 671,100 shares of the Company’s common stock.

(4)	Information based upon Schedule 13G/A filed on February 15, 2007 with the SEC jointly by Clint D. Coghill, Coghill Capital Management, L.L.C. and CCM Master Qualified Fund, Ltd. The Schedule 13G/A indicates that on December 31, 2006, Mr. Coghill, Coghill Capital Management, L.L.C. and CCM Master Qualified Fund, Ltd. were the beneficial owners of, and shared voting power and dispositive power as to 1,347,432 shares of the Company’s common stock. The Schedule 13G/A also indicates that Mr. Coghill is the managing member of Coghill Capital Management, L.L.C., an entity which serves as the investment manager of CCM Master Qualified Fund, Ltd.

(5)	Includes options to purchase 200,000 shares of the Company’s common stock and 440,532 shares of restricted stock (which includes restricted stock granted on July 26, 2007) subject to forfeiture if Mr. Dienst’s employment terminates which forfeiture risk lapses over time in accordance with a vesting schedule.

(6)	Includes options to purchase 100,000 shares of the Company’s common stock.

(7)	Includes 45,333 shares of restricted stock subject to forfeiture if Mr. Larry’s employment terminates which forfeiture risk lapses over time in accordance with a vesting schedule.

(8)	Includes options to purchase 60,000 shares of the Company’s common stock.

(9)	Includes 20,833 shares of restricted stock subject to forfeiture if Mr. Ratner’s employment terminates which forfeiture risk lapses over time in accordance with a vesting schedule.

(10)	Includes options to purchase 30,000 shares of the Company’s common stock.

(11)	Includes 11,833 shares of restricted stock subject to forfeiture if Mr. Synder’s employment terminates which forfeiture risk lapses over time in accordance with a vesting schedule.

(12)	Includes options to purchase 420,000 shares of the Company’s common stock and 553,724 shares of restricted stock subject to forfeiture if holder’s employment terminates, which forfeiture risk lapses over time in accordance with a vesting schedule.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of the relationship on Form 3 and changes in ownership on Forms 4 or 5 with the SEC and the NYSE. These officers, directors and ten percent shareholders are also required by SEC rules to furnish the Company with copies of all forms they file.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that during fiscal 2007 its officers, directors and ten percent shareholders have timely complied with all applicable Section 16(a) filing requirements.

Securities Authorized for Issuance Under Existing Equity Compensation Plans

The following table provides information as of March 31, 2007 with respect to shares of the Company’s common stock that may be issued under our existing equity compensation plans.

	Number of Securities to be		Weighted-Average		Number of Securities
	Issued Upon Exercise of		Exercise Price of		Remaining Available for
	Outstanding Options,		Outstanding Options,		Future Issuance Under
Plan Category	Warrants and Rights		Warrants and Rights		Equity Compensation Plans

Plans approved by security holders	1,023,139	(1)	$27.85	(2)	1,532,851
Plans not approved by security holders(3)	9,000	(3)	$6.00		—

Total	1,032,139				1,532,851

(1)	Includes options to purchase shares outstanding under the 2002 Incentive Stock Plan and an aggregate of 683,518 shares of restricted stock issued pursuant to the 2002 Incentive Stock Plan.

(2)	The weighted average exercise price does not include outstanding restricted stock.

(3)	Includes 9,000 shares issuable pursuant to the Management Equity Incentive Plan, which was approved by a majority of the predecessor company’s creditors, who upon effectiveness of the Company’s plan of reorganization, represented a majority of the Company’s stockholders by their vote to approve the Company’s plan of reorganization.

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the Company is comprised of three non-employee directors, John T. DiLacqua (Chair), Robert Lewon and Gerald E. Morris. Each member is considered independent in accordance with the listing standards of the NYSE.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.mtlm.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees, including under the Sarbanes-Oxley Act of 2002 and the NYSE rules. The Audit Committee reviews and assesses the adequacy of its charter at least annually.

As described more fully in its charter, the Audit Committee provides assistance to the Board of Directors in fulfilling its responsibilities in matters relating to accounting and financial reporting practices of the Company and the adequacy of the Company’s internal controls, including a review of the qualifications and independence and the appointment of the Company’s independent registered public accounting firm. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended March 31, 2007 with the Company’s management and its independent registered public accounting firm, PricewaterhouseCoopers. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal accounting controls. PricewaterhouseCoopers is responsible for auditing the Company’s annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the statements’ conformity with the accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is also responsible for auditing management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing opinions based on those audits. Management and PricewaterhouseCoopers informed the Audit Committee that the Company’s audited consolidated financial statements are presented fairly in conformity with accounting principles generally accepted in the United Statements of America in all material respects and that the Company maintained effective internal control over financial reporting as of March 31, 2007 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

During fiscal 2007, the Audit Committee held six meetings and met and otherwise communicated with management and with PricewaterhouseCoopers. PricewaterhouseCoopers discussed with the Audit Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee has discussed with PricewaterhouseCoopers the auditors’ independence from the Company and received a written statement from PricewaterhouseCoopers concerning its independence as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with this discussion, the Audit Committee also reviewed the fees paid by the Company to PricewaterhouseCoopers for the year ended March 31, 2007. The Audit Committee has considered whether the provisions of non-audit services provided by PricewaterhouseCoopers to the Company are compatible with maintaining the auditors’ independence.

The Audit Committee also discussed with the Company’s internal auditors and with PricewaterhouseCoopers the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referenced above and such other matters deemed relevant and appropriate by the Audit Committee, and subject to the limitations of the Audit Committee’s role, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

Management has also issued a report on the effectiveness of the Company’s internal control over financial reporting contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. The Audit Committee reviewed this report and discussed with management and PricewaterhouseCoopers the adequacy of the Company’s internal control over financial reporting. The Audit Committee also reviewed PricewaterhouseCoopers’ Report of Independent Registered Public Accounting Firm included in the Form 10-K relating to its audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

The Audit Committee has also appointed PricewaterhouseCoopers to audit the Company’s financial statements for fiscal 2008 and the Company’s internal control over financial reporting as of March 31, 2008.

By the Audit Committee,

John T. DiLacqua, Chairman
Robert Lewon
Gerald E. Morris

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless marked to the contrary, proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2008. The Audit Committee of the Board of Directors believes that PricewaterhouseCoopers is knowledgeable about the Company’s operations and accounting practices and is well qualified to act in the capacity of its independent registered public accounting firm. Therefore, the Audit Committee has appointed PricewaterhouseCoopers to act as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending March 31, 2008 and its internal control over financial reporting as of March 31, 2008. PricewaterhouseCoopers served as the independent registered public accounting firm of the Company for fiscal 2007.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting. PricewaterhouseCoopers will have an opportunity to make a statement, if they wish to do so, and will be available to answer appropriate questions from stockholders at that time. Fees billed by PricewaterhouseCoopers were as follows during the last two fiscal years:

	Fiscal 2007	Fiscal 2006

Audit fees(1)	$913,500	$1,014,069
Audit related fees(2)	43,885	48,684
Tax fees(3)	397,031	391,906

Total	$1,354,416	$1,454,659

(1)	Audit fees consist of fees paid for the audit of the annual financial statements included in the Form 10-K, review of financial statements included in Forms 10-Q, and the audit of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Audit related fees related to reviews of the accounting for acquisitions, joint ventures and related agreements.

(3)	Tax fees consisted primarily of the preparation of tax returns and tax advisory services.

The Audit Committee has adopted a policy requiring pre-approval by the committee of all audit and non-audit services to be provided by PricewaterhouseCoopers. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent registered public accounting firms’ independence.

We are submitting this matter to a vote of the stockholders in order to permit our stockholders to reflect their views on the Audit Committee’s appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee will consider such a vote as advice to select another independent registered public accounting firm for fiscal 2009, rather than fiscal 2008, because of the difficulty and expense involved in changing independent registered public accounting firms on short notice.

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm.

STOCKHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for consideration at the Company’s 2008 Annual Meeting of stockholders must submit the proposal to the Company, 325 N. LaSalle St., Suite 550, Chicago, Illinois 60610, Attention: Corporate Secretary. A stockholder’s proposal must be received not later than April 8, 2008 for inclusion, if appropriate, in the Company’s proxy statement and form of proxy relating to its 2008 Annual Meeting.

Under the amended and restated bylaws of the Company, nominations for the election of directors may be made, and other business before an annual meeting of stockholders may be brought, by any stockholder entitled to vote in the election of directors, but only if written notice of such stockholder’s intent to make such nominations has been received by the Secretary of the Company at the Company’s principal executive office not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting; provided, however, that in the event the annual meeting is called for a date which is not within 60 days before or after such anniversary date, notice by the stockholder, to be timely, must be received no later than the close of business on the fifteenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The stockholder’s notice must set forth: (i) with respect to each proposed nominee, name, age, business and residential address, principal occupation or employment, class and number of shares of stock of the Company beneficially owned, a description of all arrangements or understandings between such stockholder and such nominee, any other information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, such other information as may be reasonably required by the Company to determine the eligibility of such nominee to serve as a director and such nominee’s written consent to serve as a director if so elected; (ii) as to any other business that such stockholder proposes to bring before the annual meeting, a description of the business desired to be brought before the meeting in sufficient detail for such business to be summarized in the agenda for the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of, and class and number of shares of the Company that are beneficially owned, by such stockholder and any such beneficial owner. Notwithstanding compliance with the foregoing procedure, no person proposed to be nominated to the Board of Directors by a stockholder pursuant to this procedure shall become a nominee and no other business shall be considered at the meeting unless the stockholder who has provided the notice, or his proxy, nominates such person or introduces such business at the meeting. The presiding officer of the meeting shall, if the facts warrant, refuse to acknowledge the nomination of any person or the consideration of business not made in compliance with the foregoing procedure.

OTHER MATTERS

The Board of Directors is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Robert C. Larry
Executive Vice President, Finance, Chief
Financial Officer, Treasurer and Secretary

METAL MANAGEMENT, INC. Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE Please mark your votes like this in blue or black ink. 1 . ELECTION OF DIRECTORS — FOR WITHHOLD FOR ALL ALL ALLEXCEPT FOR AGAIN ST ABSTAIN Nominees: 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as 0 1 — Norman R. Bobins; the independent registered public accounting firm of the Company for 0 2 — Daniel W. Dienst; the fiscal year ending March 31, 2008. 03 — John T. DiLacqua; 3 . In his discretion, the Proxy is authorized to vote upon such other business as may properly come before 0 4 — Robert Lewon; the meeting or any adjournment thereof. 0 5 — Gerald E. Morris THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. F I NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When With held for t h e nominees you list below: (Write that signing as executor, trustee, guardian or in another representative capacity, please give full title as such. I f a nominee’s name n i t h e space provided below.) corporation, please sign in full corporate name by t h e president or other authorized officer. I f a limited liability company, please sign in the name of the company by an authorized person. If a partnership, please sign n i partnership name by an authorized person. Date: ___, 2007 Title Signature(s) If signing as attorney, executor, administrator, trustee or guardian on behalf of an entity (corporation, partnership, etc.), please indicate office or capacity. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF I N TERNET OR TELEPHONE VOTING, BOTH ARE AVAIL ABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting s i available through 11:59 PM Eastern Time the day prior to annual meeting day. Your In ternet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet Telephone http:/ /www.proxyvoting.com/mm 1-866-540-5760 Use the internet to vote your proxy. Use any touch-tone telephone to Have your proxy card in hand when OR vote your proxy. Have your proxy you access t h e web site. card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return t i in h t e enclosed postage-paid envelope. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

PROXY METAL MANAGEMENT, INC. PROXY 325 NORTH LASALLE STREET SUITE 550 CHICAGO, ILLINOIS 60610 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Daniel W. Dienst and Robert C. Larry, and each of them, as Proxy, each with full power to appoint his substitute, and hereby authorizes each of them to represent and to vote , as designated below, all the shares of Common Stock of Metal Management, In c. held of record by the undersigned on July 23, 2007, at the Annual Meeting of Stockholders to be held on September 18, 2007 or any adjournment thereof. PLEASE COMPLETE, SIGN, DATE AND RETURNT HE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPEO R FOLLOW THE INSTRUCTIONS ON THE REVERSE SIDE TO VOTE OVER THEI NTERNET OR BY TELEPHONE. (Cotninued and be signed on reverse side.) Address Change/Comments M ( ark the corresponding box on the reverse side) FOLD AND DETACH HERE You can now access your Metal Management, In c. account online. Access your Metal Management, In c. shareholder account online via Investor ServiceDirect® ( I SD). LaSalle Bank, N.A., Transfer Agent fo r Metal Management, In c., now makes it easy and convenient to get current information on your shareholder account. · View account status • View payment history for dividends · View certificate history • Make address changes · View book-entry information • Obtain a duplicate 1099 tax form · Establish/change your PIN Visit us on the web ath ttp://www.l asal eshareholderservices.com ****TRY IT OUT**** www.lasalleshareholderservices.com/isd/ Investor ServiceDirect® Available 24h ours per day, 7 days per week